Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP
Investor Relations: David Castaneda 414.351.9758	Media Relations: Susan Roush 747.222.7012

LILIS ENERGY RECEIVES NASDAQ NOTICE REGARDING LISTING REQUIREMENTS

APRIL 21, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), an oil and gas exploration and production company focused on development in the Wattenberg Field and surrounding areas of the Denver-Julesburg (DJ) Basin, received a letter on April 17, 2017 from the Nasdaq Stock Market LLC (“Nasdaq”) notifying Lilis Energy that it was no longer in compliance with Nasdaq Rule 5250(c)(1) related to the filing of periodic financial reports with the Securities and Exchange Commission. The issuance of the letter is based upon Lilis Energy not filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) on or before the extended due date of April 15, 2014.  This press release is being issued in accordance with NASDAQ Listing Rule 5810(b).

The issuance of the letter has no immediate effect on the listing of Lilis Energy’s common stock. In order to maintain its listing, Lilis Energy must submit a plan of compliance by June 16, 2014 addressing how it intends to regain compliance with Rule 5250(c)(1). Lilis Energy intends to file the 2013 Form 10-K prior to that date, and believes that filing the 2013 Form 10-K by June 16, 2014 will bring it into compliance.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 123,000 gross, 107,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things Lilis Energy’s intention to file the 2013 Form 10-K by June 16, 2014 and Lilis Energy's near-term E&P focus on its Wattenberg Field acreage. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy’s ability to finance its continued exploration and drilling operations and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.